Exhibit 10.63
SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into as of this 10th day of August, 2007 (the “Execution Date”), to be effective as of the 2nd day of July, 2007 (the “Effective Date”), by and between Joel M. Barry (the “Executive”) and Electronic Clearing House, Inc., a Nevada corporation (together with any and all of its subsidiaries as appropriate, the “Company”).

RECITALS

A.           The Executive has served as the Chairman and Chief Executive Officer of Company, and desires to confirm his retirement, and corresponding resignation, from all executive and employment positions at the Company and as a director of the Company, effective as of the Effective Date.

B.           As a material inducement to the Company’s execution of this Agreement, the Executive further desires to provide the Company with a general release and to enter into a non-competition agreement with the Company and certain other agreements and covenants in exchange for certain payments payable to the Executive under this Agreement, and the Company desires to make such payments and enter into such agreements and covenants with the Executive on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the Executive and the Company agree as follows:

1.           Retirement/Resignation.

1.1            The Executive hereby confirms his retirement and resignation as the Chairman and Chief Executive Officer of the Company and otherwise from all director, executive and employment positions at the Company, effective as of the Effective Date.  The Executive further acknowledges and agrees that his position as Chairman and Chief Executive Officer of the Company is ended and terminated effective as of the Effective Date, and that his employment as such will not be continued or resumed again at any time.  The Executive also hereby confirms his resignation as a Director of the Company, effective as of the Effective Date.  The parties hereby acknowledge and agree that the Executive also is relieved of his position as a signatory and responsible person on the Company’s bank accounts effective as of the Effective Date.  The Executive hereby acknowledges and agrees that (i) the Company has fully paid and satisfied all amounts properly due and owing to the Executive as a result of his employment with Company through the Effective Date, and (ii) in the absence of this Agreement, Executive would not be entitled to any of the payments provided for hereunder as a result of his retirement and resignation.  The parties will characterize the Executive’s departure from the Company as a retirement, and corresponding resignation, from the Company.

1.2            From and after the Execution Date, the Executive agrees to make himself available from time to time to consult with the Company, and provide general cooperation and assistance in order to facilitate an orderly transition, as reasonably requested by the Company (the “Transition Assistance”); provided, such Transition Assistance is to be provided at no out-of-pocket cost to the Executive, and shall generally be provided at Executive’s convenience.  The Executive shall receive no additional compensation other than the Cash Compensation provided for herein for providing Transition Assistance.

2.      Compensation.

2.1           Cash Compensation.  The Company will pay the Executive all salary earned through the Effective Date and all accrued but unused vacation time or PTO earned through the Effective Date (“Accrued Compensation”).  The Company will pay the Executive, in separate payments, two years of Executive’s current base compensation (representing an aggregate amount equal to $592,800.00), plus an amount equal to $150,000.00 (representing the aggregate of Executive’s bonus payments in the two years prior to the Effective Date, but subject to a maximum cap of $150,000.00) (the “Cash Compensation”) in accordance with the following schedule of payments:  (a) an initial lump-sum payment of $300,000.00 to be paid within three (3) business days of the Execution Date, (b) $221,400.00 to be paid on January 2, 2008; and (c) $221,400.00 to be paid on January 2, 2009.  The parties intend that the Cash Compensation payable pursuant to clauses (a) and (b) above shall be treated as a short-term deferral as that term is used in Section 409A of the Internal Revenue Code of, as amended (the “Code”) and the regulations promulgated thereunder (collectively, “Section 409A”).  The parties intend that the Cash Compensation payable pursuant to clause (c) above shall be treated as a separate payment for purposes of Section 409A and excluded from the definition of “deferred compensation” pursuant to the regulations promulgated thereunder regarding separation pay payable upon an involuntary separation from service.  The parties agree that the payment date for the Cash Compensation payable pursuant to clauses (b) or (c) above may be accelerated at the written request of the Executive, and, upon such written request, each such payment will be paid within three (3) business days of such request.  The Accrued Compensation and the Cash Compensation will be paid in accordance with the Company’s normal payroll practices and will be subject to normal federal and state withholding obligations.

2.2           Stock Options.    Any and all stock options issued to Executive pursuant to the Company’s Incentive Stock Option Plan 1992, as amended (the “1992 Plan”), all of which are or shall be fully vested as of the Effective Date, shall expire in accordance with their terms based on the termination of the Executive’s employment with the Company, effective as of the Effective Date.  Any and all unvested stock options issued to Executive pursuant to the Company’s Amended and Restated 2003 Incentive Stock Option, as amended (the “2003 Plan”), shall immediately vest on the Effective Date.  Any and all stock options issued to Executive pursuant to the 2003 Plan shall expire, notwithstanding the provisions thereof or the provisions of the 2003 Plan to the contrary, on the 360th day following the Effective Date.  The stock options issued to Executive will otherwise continue to be subject to the terms and conditions applicable to stock options granted under the 1992 Plan or 2003 Plan, as applicable, and any applicable stock option agreements between the Executive and the Company; provided, however, that in the event of a conflict between the provisions of this Agreement and the 1992 Plan, 2003 Plan or the applicable stock option agreements, the provisions of this Agreement shall apply.  Each of Executive and Company acknowledge and agree that this Section 2.2 has been expressly approved by the Compensation Committee of the Board of Directors of the Company pursuant to the authority delegated to such committee under the 1992 Plan and the 2003 Plan, each as has been previously approved by the Company’s shareholders, and that no portion of the foregoing shall be deemed an amendment or other modification of the 1992 Plan, 2003 Plan or any stock option agreement issued thereunder.\

2.3           Car Payments.  The Company will pay an amount equal to $21,929.85, the payoff amount as of the Execution Date, directly to Nissan Motor Acceptance Corp in respect of the promissory note due for the Nissan Maxima automobile previously provided for use to the Executive. The Company shall not be responsible for any other costs related to the vehicle or the Executive’s use thereof following the Effective Date, including, but not limited to, insurance (which must have been obtained by Executive within 30 days of the Effective Date), all of which shall have been obtained by Executive on or after the Effective Date at his own cost and expense.

2.4           Medical Benefits.  For a period of two (2) years after the Effective Date, the Company shall continue to make available to Executive medical benefits on a basis that is substantially similar (in benefits to Executive and costs to Company), in the aggregate, to the benefits that were available to the Executive immediately prior to the Effective Date.

3.           Non-Admission of Discrimination or Wrongdoing.

3.1           This Agreement shall not in any way be construed as an admission by the Company or the Executive that it or he acted wrongfully with respect to the other, or any other person or entity.

3.2           The Executive acknowledges and agrees that he has not suffered any discrimination and/or harassment in terms, conditions or privileges of his employment based on age, race, gender, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, sexual orientation, or on any other basis.  The Executive acknowledges and agrees that he has no claim for employment discrimination and/or harassment under any legal or factual theory.

4.           Company Property.  Executive represents and agrees that, as of the Execution Date, he has turned over to Company all correspondence, reports, records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, customer databases, charts, advertising materials, other similar data and other property delivered to or compiled by Executive by or on behalf of the Company or its representatives, vendors or customers which pertain to the business of the Company or future plans of the Company, and any other physical or personal property that are the property of Company that he had in his possession, custody or control (whether directly or indirectly) on the Execution Date.  Notwithstanding the foregoing, as soon as reasonably practicable following the Execution Date, the Company will deliver to the Executive or otherwise permit Executive to retain (i) the desktop and laptop computers used by the Executive in the provision of his services to the Company prior to the Effective Date, cleansed of all data and programs, together with the docking station, mouse and keyboard used by the Executive with such computers, (ii) his office chair, and (iii) his mobile phone; provided, however, that the Company will not continue to pay or be responsible for any charges or fees incurred in  connection with the use thereof; which such fees shall become the sole responsibility of the Executive as of the Effective Date.  The Company also will deliver to the Executive a compact disk containing a copy of the Executive’s contacts that were on such computers.  The Company will, for a period of one year from the Effective Date, continue to accept messages and forward all personal and non-business related calls received at Executive’s previously assigned (800) 899-1289 telephone number to the contact number provided by Executive. All other services, utilities, and other benefits not explicitly provided for herein shall be cancelled as of the Effective Date, including but not limited to home internet access, mobile phone plans and usage and Blackberry or other similar service.

5.           Trade Secrets and Agreements Not to Solicit and Not to Compete; Company’s Right to Seek Injunctive Relief.

5.1           The Executive understands, acknowledges and agrees that in the course of employment with the Company he has acquired confidential information and trade secrets concerning the Company’s past, present or future clients, operations, plans, methods of doing business (including, without limitation, customer lists), projected and historical revenues, marketing, costs, production, growth and distribution, and confidential business strategies (“Confidential Information”).  The Executive understands, acknowledges and agrees that it would be extremely damaging to the Company if such information were disclosed to a competitor or made available to any other person or entity.  The Executive understands and agrees that such Confidential Information has been disclosed to the Executive in confidence, that he will keep such information secret and confidential and that he will not in any way use, distribute or disclose such information.

5.2           The Executive further agrees that for a period of twelve (12) months from the Effective Date (the “Restricted Period”), the Executive shall not (i) directly or indirectly, engage, without the express prior written consent of the Company, in any Competing Business, whether as an employee, director, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any Competing Business; and (ii) directly or indirectly, (a) with respect to the Business, solicit or divert or attempt to solicit or divert any business or clients or customers made known to the Executive during his employment with the Company away from the Company, (b) induce or attempt to induce customers, clients, suppliers, agents or other Persons under contract or otherwise associated or doing business with Company who are made known to the Executive during his employment with the Company, to reduce or alter any such association or business with the Company, and/or (c) knowingly solicit or attempt to solicit any Person in the employment of the Company to (I) terminate such employment, and/or (II) accept employment, or enter into any consulting arrangement, with any Person other than the Company.  The Executive acknowledges and agrees that the Company depends on the services and contributions of its employees and personnel, including certain key employees and personnel of the Company who have pre-existing business and personal relationships with the Executive and were initially introduced to the Company by the Executive.  The Executive acknowledges and understands that the loss of the services of any such key employees or personnel by the Company could materially and adversely affect the Company’s business, operations and prospects, and the covenants, agreements and obligations set forth in this Section 5.2 are a material inducement to the Company’s execution of this Agreement and its agreement to enter into the obligations (including payment obligations) set forth herein.  For the purposes hereof, the following terms have the meanings ascribed to them below:  (i) “Business” means the business in which the Company is engaged, including the business of developing, designing, manufacturing, licensing, marketing, selling and/or distributing solutions for payment processing, including, without limitation, credit card processing, debit card processing, merchant accounts, check guarantee, check verification, check conversion, check representment, check collection, and Automated Clearing House check processing; (ii) “Competing Business” means any business, activity or Person in direct or indirect competition (or seeking or contemplating to compete, directly or indirectly) with the Business; and (iii) “Person” means an individual, a partnership, as corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other form of legal entity.

5.3           In view of the nature of the Executive’s employment and the Confidential Information and trade secrets that the Executive has received during the course of his employment, and without limiting the generality of any other provision of this Agreement, the Executive also agrees that the Company would be irreparably harmed by any violation or threatened violation of this Agreement and that, therefore, the Company shall be entitled to an injunction prohibiting the Executive from any violation or threatened violation of this Agreement, in addition to any other relief, including monetary damages, to which the Company may be entitled.

5.4           The Executive agrees that the terms and the time periods provided for, and the geographical area encompassed by, the covenants contained in Section 5 hereof are necessary and reasonable in order to protect the good will and value of the Business.  The parties agree that the execution, delivery and performance of this Agreement are in partial consideration of and a condition to the Company’s obligation to pay the Cash Compensation to the Executive.  If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Agreement to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

6.           Acknowledgements.

6.1           The Executive hereby acknowledges and agrees that the Cash Compensation payments specified in Section 2.1 above is not required under the Company’s normal policies and procedures and is provided as consideration for the agreements, covenants and obligations set forth herein, and in particular, as consideration for the covenants, agreements and obligations set forth in Sections 5, 8 and 9 hereof.

6.2           The Executive further acknowledges and agrees that the payments referenced in Section 2.1 above also constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement and the foregoing referenced covenants, agreements and obligations.

6.3           The Executive further acknowledges and agrees that (i) in the event of any breach of Executive’s agreements, covenants and obligations set forth herein, including, without limitation, the agreements, covenants and obligations set forth in Sections 5, 8 and 9 hereof, or (ii) in the event that the Board of Directors of the Company determines that, in the course of Executive’s employment with the Company, Executive had violated his fiduciary or other duties to the Company, or had otherwise caused the Company to incur monetary damages or other damages, losses, costs or expenses as a result of Executive’s negligence or misconduct, then, in addition to any and all other rights and remedies to which the Company may be entitled to hereunder or under any applicable laws, Executive shall pay to the Company all of the Cash Compensation and other separation benefits (or the value thereof) Executive previously received hereunder, and the Company shall be entitled to withhold indefinitely any and all remaining Cash Compensation and other separation benefits (or the value thereof) to be provided hereunder, and may use any and all such amounts to offset any damages, losses, costs or expenses incurred.  Executive agrees to pay to the Company any and all such amounts within sixty (60) days of the Company’s written notification to Executive of the Board of Directors’ determination.

7.           Covenant Not to Sue.

7.1           The Executive agrees that he will not file a lawsuit, administrative complaint or charge of any kind with any court, governmental or administrative agency or arbitrator against the Company, or any of the Company’s parents, subsidiaries, partners, affiliates, shareholders, directors, officers, employees, agents, representatives, predecessors, successors or assigns, asserting any claims that are released in this Agreement.

7.2           The Executive represents and agrees that, before signing this Agreement, he has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the Company or any of the Company’s parents, subsidiaries, partners, affiliates, shareholders, directors, officers, employees, agents, representatives, predecessors, successors or assigns, asserting any claims that are released in this Agreement.

8.           General Release.

8.1           Release by the Executive.  As a material inducement for the Company to enter into this Agreement, and as partial consideration for the payments provided herein, the Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which the Executive may have against the Company, and/or any of the Company’s related or affiliated entities or successors, or any of their current or former parents, subsidiaries, partners, affiliates, shareholders, directors, officers, employees, agents, representatives, predecessors, successors or assigns (the “Company Releasees”), including without limitation, any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind arising out of, resulting from or in any manner relating to the Executive’s  employment by the Company up to the date of this Agreement, the termination of the Executive’s employment hereunder or the parties’ entry into this Agreement.  The Executive’s general release under this Agreement includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, libel, or any other claims relating to the Employee’s relationship with Company.  The Executive’s general release also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (a) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et. seq. (race, color, religion, sex, and national origin discrimination; (b) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq. (age discrimination); (c) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (d) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (e) the California Fair Employment and Housing Act, Cal. Gov’t. Code §12900, et. seq. (discrimination, including race, color, national origin, ancestry, disability, medical condition, marital status, sex, sexual orientation; sexual or racial harassment and age); (f) the California Labor Code § 200, et. seq. (salary, commission, compensation, benefits and other matters); (g) the Fair Labor Standards Act, 29 U.S.C. § 201, et. seq. (wage and hour matters, including overtime pay); (h) the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), 42 U.S.C. S 1395(c) (insurance matters); (9) Executive Order 11141 (age discrimination); (i) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et. seq. (disability discrimination); (j) the Wheeler Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et. seq. (employee benefits); (k) Title I of the Americans with Disabilities Act (disability discrimination); California Labor Code Section 132a (discrimination based on filing a workers’ compensation claim); and (l) any applicable California Industrial Welfare Commission Order (wage matters).  The Executive is not releasing any claims (a) based on acts or events occurring after the signing of this Agreement, (b) rights to benefits that have vested under any Company benefit plan, (c) any claims to indemnification as a director or officer under or pursuant to Company’s Certificate of Incorporation or Bylaws, and (d) any rights to Directors’ and Officers’ insurance coverage.  The matters that are the subject of the releases referred to in this Section 8.1 are referred to herein as the “Executive Released Matters.”

8.2           Unknown Claims.  The Executive acknowledges that there is a risk that subsequent to the execution of this Agreement, the Executive will incur or suffer damage, loss or injury to persons or property that is unknown or unanticipated at the time of the execution of this Agreement.  The Executive hereby specifically assumes such risk and agrees that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated claims, as well as those currently known or anticipated.  Accordingly, the Executive acknowledges that he has read the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company and others released herein, the Executive expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which he does not know or suspect to exist in his favor against the Company Releasees, and that this Agreement contemplates the extinguishment of any such claim or claims.

8.3           Assumption of Risk; Investigation of Facts.  The Executive hereby expressly assumes the risk of any mistake of fact or that the true facts might be other than or different from the facts now known or believed to exist, and it is the Executive’s express intention to forever settle, adjust and compromise any and all disputes between and among the Executive and the Company Releasees, finally and forever, and without regard to who may or may not have been correct in their respective understandings of the facts or the law relating thereto.  In making and executing this Agreement, the Executive represents and warrants that he has made such investigation of the facts and the law pertaining to the matters described in this Agreement as he deems necessary, and he has not relied upon any statement or representation, oral or written, made by the Company with respect to any of the facts involved in any dispute or possible dispute between the parties hereto, or with respect to any of his rights or asserted rights, or with respect to the advisability of making and executing this Agreement.

8.4           Ownership of Claims.   The Executive represents and agrees that he has not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the Executive Released Matters.

8.5           No Representations.       Each party represents and agrees that no promises, statements or inducements have been made to such party that caused such party to sign this Agreement other than those expressly stated in this Agreement.

9.           Release of Age Discrimination Claims.

9.1           Age Discrimination is Specifically Intended to be Included as an Executive Released Matter.  The Executive specifically intends that this Agreement shall include a complete release of claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”; 29 U.S.C. §§ 621 etseq.), as amended by the Older Workers’ Benefit Protection Act of 1990, except for any allegation that a breach of this Act occurred following the date of this Agreement.

9.2           Additional Consideration.  The Executive agrees and promises that this Agreement contains obligations by the Company to the Executive that are in addition to consideration to which the Executive was otherwise entitled from the Company.  In addition, the Executive acknowledges and agrees that additional consideration has been provided by the Company (beyond that which would have otherwise been provided) in order to effect a valid waiver of the Executive’s claims under the Federal age discrimination laws.

9.3            Reasonable Time to Consider Settlement Agreement. The Executive acknowledges that he has been given a reasonable period of time (a maximum of twenty-one (21) days, if he so chooses) to consider this Agreement before signing this Agreement.  The Executive understands that he has seven (7) days following signing of this Agreement to rescind it, but only insofar as it effects a release of a claim for violation of the ADEA, in which case it shall remain fully effective in all other respects.  To rescind this Agreement as to the ADEA, the Executive agrees to fax a letter signed by the Executive to the Company, by the end of the seven (7)-day period.  The remainder of this Agreement shall remain in full force and effect.

9.4           Non-Release of Future Claims. The Executive is hereby advised that this Agreement does not waive or release any rights or claims that the Executive may have under the ADEA, or otherwise, which arise after the date the Executive signs this Agreement.

10.           Confidentiality of this Agreement.  The Executive agrees to keep the terms of and amount paid under this Agreement completely confidential, and not to disclose such information to anyone other than his spouse, attorneys and licensed tax and/or professional investment advisor (hereafter referred to as the “Executive’s Confidants”), all of whom will be informed of and be bound by this confidentiality provision.  Neither the Executive nor the Executive’s Confidants will disclose the terms of this Agreement to anyone, including without limitation, any representative of any print, radio or television media, to any past, present or prospective applicant for employment with the Company, executive recruiter or “headhunter,” to any counsel for any current or former employee of the Company, to any other counsel or third party, or to the public at large.

11.           Goodwill And Reputation of Company and Executive.  Each of the Executive and the Company further agrees not to take actions or make statements, written or oral, that disparage or defame the goodwill or reputation of the other, or any the other’s respective parents, subsidiaries, partners, affiliates, shareholders, directors, officers, employees, agents, representatives, predecessors, successors, assigns, heirs, executors or administrators.

12.           Attorney’s Fees.  The losing party shall be liable to the prevailing party for its reasonable costs and attorney’s fees, including the costs of the arbitrator in any arbitration, incurred in any action to enforce this Agreement.

13.           Independent Counsel; Interpretation.  THE EXECUTIVE HEREBY EXPRESSLY REPRESENTS, ACKNOWLEDGES AND CONFIRMS THAT HE HAS BEEN ADVISED TO SEEK AND OBTAIN LEGAL ADVICE FROM INDEPENDENT COUNSEL REPRESENTING HIS INTERESTS WITH RESPECT TO THIS AGREEMENT, THAT HE HAS HAD THE FULL RIGHT AND OPPORTUNITY TO CONSULT WITH SUCH COUNSEL, THAT HE HAS AVAILED HIMSELF OF THIS RIGHT AND OPPORTUNITY, THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS THIS AGREEMENT IN ITS ENTIRETY, THAT HE IS FULLY AWARE OF THE CONTENTS HEREOF AND THE MEANING, INTENT AND LEGAL EFFECT OF THIS AGREEMENT, AND THAT HE HAS EXECUTED THIS AGREEMENT FREE FROM COERCION, DURESS OR UNDUE INFLUENCE.  SPECIFICALLY, BY SIGNING THIS AGREEMENT, EXECUTIVE UNDERSTANDS, AND HEREBY ACKNOWLEDGES AND CONFIRMS, THAT HE MAY BE GIVING UP SIGNIFICANT LEGAL RIGHTS.  SHOULD ANY PROVISION OF THIS AGREEMENT REQUIRE JUDICIAL INTERPRETATION, IT IS AGREED THAT A COURT INTERPRETING OR CONSTRUING THE SAME SHALL NOT APPLY A PRESUMPTION THAT THE TERMS HEREOF SHALL BE MORE STRICTLY CONSTRUED AGAINST ANY PARTY BY REASON OF THE RULE OF CONSTRUCTION THAT A DOCUMENT IS TO BE CONSTRUED MORE STRICTLY AGAINST THE PARTY WHO ITSELF OR THROUGH ITS AGENT PREPARED THE SAME, IT BEING AGREED THAT ALL PARTIES HERETO HAVE PARTICIPATED IN THE PREPARATION OF THIS AGREEMENT.

14.           Notices. Any notice required to be given or delivered by one party to the other hereunder shall be in writing and addressed as specified below or at such other addresses as shall be specified by the parties by like notice.  All notices shall be deemed effectively given upon personal delivery, (a) five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested), (b) two (2) business day after its deposit with any return receipt express courier (prepaid), or (c) one (1) business day after transmission by facsimile.

If to the Company:	If to the Executive:

Electronic Clearing House, Inc.	Joel M. Barry
730 Paseo Camarillo
Camarillo, CA 93010
Fax:

With a copy to:

Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard
20th Floor
Sherman Oaks, CA 91403
Attn: V. Joseph Stubbs, Esq.
Fax: 818-474-8607

15.           Further Actions.  Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

16.           Successors, Third Party Beneficiaries.

16.1           This Agreement is personal to the Executive and, without the prior written consent of the Company, is not assignable by the Executive.  This Agreement will inure to the benefit and be enforceable by the Executive’s legal representatives (including any duly appointed guardian) acting in their capacities as such pursuant to applicable law.

16.2           This Agreement will inure to the benefit of and be binding on the Company and its successors and assigns.  The Company will be entitled to assign all of its obligations hereunder to any successor (direct or indirect and whether by purchase, merger, consolidation, share exchange or otherwise) to the business, properties and assets of the Company; provided, however, that the Company will remain liable for the full, timely performance of all the obligations so assigned as if such assignment had not been made.

16.3           Except as otherwise expressly provided in this Agreement, this Agreement is not intended, and shall not be construed, deemed or interpreted, to confer on any person or entity not a party hereto any rights or remedies hereunder.

17.           Execution In Counterparts.   This Agreement may be executed in two (2) or more counterparts, all of which taken together shall constitute one agreement.

18.           Severability and Governing Law.

18.1             Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions, or any sections, subsections, paragraph or subparagraphs, shall be valid, and the illegal or invalid part, term or provision, or section, subsection, paragraph or subparagraph, shall be deemed not to be a part of this Agreement.

18.2             This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.

19.           Proper Construction.

19.1           The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

19.2           As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

19.3           The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

20.           Entire Agreement.   This Agreement is the entire agreement between the Executive and the Company, and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter.

[Signatures appear on next page]

PLEASE READ CAREFULLY. THIS CONSULTING AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATE:	8/9/07	/s/ Joel M. Barry
JOEL M. BARRY

DATE:	08-10-07	ELECTRONIC CLEARING HOUSE, INC.

/s/ Charles Harris
Name: CHARLES HARRIS
Title: CHIEF EXECUTIVE OFFICER